Exhibit 99.1

Memo to File RE: FIN 46R for the Year Ended 12/31/06
CardioVascular BioTherapeutics, Inc
Dated : April 9, 2007

This letter serves as our analysis of CardioVascular BioTherapeutics, Inc.’s investment and affiliation with Phage Biotechnology Corporation; and to determine whether consolidation of Phage is warranted under FIN 46R, “Consolidation of Variable Interest Entities” or ARB 51, “Consolidated Financial Statements”, as amended, and related literature.

As of December 31, 2006, CVBT owns 4.3% of Phage.  CVBT has a Joint Patent Agreement with Phage that provides for CVBT’s use of Phages’ manufacturing technology, the ability of CVBT to use Phage as its contract manufacturer of drug when approved for sale, and provides for technical services that Phage can provide for CVBT when requested by CVBT and provides for a 50% undivided interest in the patents necessary for the manufacture of FGF among other protections.  Additionally, the Chairman and Vice Chairman of CVBT are the Chairman and a board member of Phage and the COO and CFO of CVBT are also the COO and CFO of Phage.  The companies have exhaustive processes and controls in place in their operating processes, ethics and conflicts policies, board of directors’ governance policies and internal audit program, all to insure that any and all transactions entered into between the companies are at arms length (See Appendix A).

FIN 46R Analysis

In making the determination of whether to consolidate Phage with CVBT, we applied the following steps under FIN 46R:

1.	Determine whether the entity is a qualifying SPE (or qualifies for another scope exception).

2.	Identify whether the entity is a Variable Interest Entity (VIE) or an adequately capitalized voting equity entity (ACVEE), and therefore whether FIN 46R or other GAAP applies, and

3.	If the entity is a VIE, identify the primary beneficiary based on CVBT’s level of involvement.

Step 1: Determine whether the entity is a qualifying SPE:

FIN 46R exempts qualifying SPE’s from VIE consideration.  A qualifying SPE is a trust or other legal vehicle that exhibits all four of the following essential attributes:

1.	It is "demonstrably distinct" from the transferor.

2.	Its activities are prescribed and significantly limited.

3.	It holds only passive financial instruments and certain other instruments that are directly related to the assets transferred.

4.	Sales of assets may only occur automatically and in response to certain specified events and circumstances.

Based on the above, number 1 is not applicable, as Phage was not created as part of a transfer.  Number 2 is also not applicable as Phage is an operating entity and the sole manufacturer and supplier of CVBT’s drugs.  Number 3 is not applicable, as Phage assets are not passive.  They are used to manufacture the drugs supplied to CVBT as well as other research and development activities.  Number 4 is also not applicable since sales of Phage assets may not only occur automatically and in response to certain specified events and circumstances.

Since Phage does not possess all four of the above attributes, it is not a qualifying SPE and therefore should be evaluated under FIN 46R.

Step 2: Determine whether Phage is a VIE or an ACVEE (Adequately Capitalized Voting Equity Entity):

Since Phage issues equity with voting interests, we determined that:

The amount of Phage equity may not be adequate to finance the activities of the entity without support.  Based on our review of Phage internal unaudited financials, provided by Phage, we noted for the years ended December 31, 2006, 2005 and 2004 Phage had a Stockholders’ deficit of $19,683,415, $16,877,093, and $9,500,499, respectively. To date, Phage has not defaulted on any agreements and continues it business activities.

In addition, as of April 10, 2007, Phage’s CEO Daniel Montano has loaned Phage nearly $1.6 million and Phage’s co-founder Sergey Buryak has loaned Phage nearly $1.0 million; and Phage has Mr. Montano’s and Mr. Buryak’s commitments in writing for more funds if and when required.

At March 31, 2007 Phage is in the process of raising $5.0 to $20 million through the private placement of preferred stock series B. The company is in the process of collecting subscription agreements and expects completion of the private placement in April 2007.

Based on the above analysis, we have determined that Phage meets the definition of a VIE and therefore FIN 46R does apply.

Step 3:  If the entity is a VIE, identify the primary beneficiary based on CVBT’s level of involvement.

Based on the guidance of FIN 46R, we must first determine whether CVBT’s involvement is with Phage as a whole, or is limited to selected assets of Phage.

Phage has a patent protected manufacturing process for producing protein drugs.  It has a portfolio of drug candidates that it is working through the various stages of pre-clinical and clinical trials, both in the bio-similars and in longer acting PEGylated forms of existing protein drugs.

Phage is actively engaged in developing its own line of pharmaceutical drugs. Phage is in FDA human trials with Human Growth Hormone (HGH) and expects to receive authorization to proceed on April 11, 2007 for human clinical trials for its Pegulated Interferon (PegIFN). Datamonitor estimates the 2006 USA market for HGH to be $2.9 billion and for PegIFN to be $5.8 billion.  Both of these drug candidates and in very large markets.

Other early stage drug companies have completed partnering/licensing transactions for approximately $300-500 million for PegIFN at similar levels of drug development. PegIFN is the secomd component of the standard of care drug cocktail for Hepatitis C, a large and growing problem in the USA and Europe.  Phage has commissioned an intermediary to facilitate finding a partner for PegIFN and is in discussions with established drug companies for a similar partnering/licensing transaction.

Phage also has received completed its FDA authorized Phase I human trial for its HGH (human growth hormone) and is near ready to file its Phase II protocol with the FDA.

Phage’s manufacturing facility is scheduled for its California Certification inspection in April 2007. Upon receiving the certification, Phage can engage in contract manufacturing of approved drugs including bulk manufacturing, formulation, and packing and filling, all for sale. There is demand for contract manufacturers.

Phage is actively engaged in discussions with potential business partners regarding co-development, marketing and sales in Japan and in Europe. Similar transactions have been completed with initial payments of $40 to 50 million. Phage has hired a consultant who is actively seeking Asian business partnerships and is pursuing European opportunities on its own.

Based on our knowledge of CVBT’s and Phage’s filed Form 10, we note the following:

1.	CVBT officers and directors own 27.0% of Phage, and CVBT owns 4.3% of Phage, for a combined 31.3% ownership.

2.
CVBT has guaranteed two facility leases on behalf of Phage. One facility lease has expired without default leaving only one guarantee in place with total payments remaining of approximately $1.6 million at April 10, 2007.  The remaining lease guarantee is automatically terminated when Phage presents to the landlord a bank statement showing $5.0 in cash on hand.  Additionally, Phage is negotiating with the landlord to replace CVBT’s guarantee, for which CVBT charges a guarantee fee, with the guarantee of co-founder and director Sergiy Buryak.  Lastly, at the time CVBT entered into the guarantee, we had to evaluate the contingent liability.  We concluded at that time that the likelihood of the contingency occurring was not probable.  While circumstances have changed since then, the demonstrated and continuing commitments from the co-founders and the expectations from Phage’s current fund raising efforts lead me to conclude again that the likelihood of the contingency occurring is not probable.

3.
CVBT mutually owns with Phage all of Phage’s patents associated with the manufacture of Cardio Vascu-Grow.  This was done to benefit CVBT, not Phage (CVBT owns a 50% undivided interest in Phage’s patents and Phage has no interest in CVBT’s patents).  As a contract manufacturer and in providing technical assistance, Phage performs studies, lab work, experiments and test for CVBT relative to FGF-141 and CVBT’s drug portfolio.  If Phage were to discover an unexpected outcome that was not reported to CVBT and then CVBT discovered it over one year later and determined that it was a patentable outcome, the pre-existing knowledge rules would defeat the patent.  One of the purposes of the Joint Patent Agreement was to mitigate this risk.  As co-owners, their pre-existing knowledge does not defeat the patentability of a new discovery.

Secondly, by obtaining a co-owner status in the patents, CVBT is free to manufacture FGF-141 on its own or with any contract manufacturer.  Thusly, not limiting CVBT to using only Phage to manufacture it drugs.  Starting over one year ago, CVBT has identified a backup contract manufacturer in Scotland and in 2007, CVBT did contract with a domestic manufacturer to “Pack and Fill” drugs for a clinical trial. The business purposes for doing this was to protect against (1) any possible delivery failures or capabilities by Phage, (2)  capacity issues that could occur in the future in that Phage has its own portfolio of drugs that it is progressing through FDA trials completely separate and distinct from FGF-141, and (3) lastly, to simply give CVBT an alternative.  This agreement actually gives CVBT the ability to separate from Phage as opposed to in some way combining their interest.

4.
Phage is currently CVBT’s manufacturer and supplier of CVBT’s drugs.  Starting over one year ago, CVBT has identified, investigated and received proposals from a backup contract manufacturer in Scotland.  It would take 3-4 months to transfer the technology, certify the process and receive product.  Additionally, in 2007, CVBT did contract with a domestic manufacturer to “Pack and Fill” drug, which was bulk manufactured by Phage, for a FDA authorized clinical trial.

5.	Phage and CVBT share a common CEO, CFO and COO (See Appendix A).

6.
Phage revenues for the years ended December 31, 2006, 2005 and 2004 are 100% attributable to CVBT. While this is true, the CVBT revenues are a small part of Phages total activity which includes progressing its own portfolio of drug candidates through the FDA process and currently setting up a contract “Pack and Fill” operation in its San Diego manufacturing facility.  Phage’s revenue from CVBT accounted for only 2.8%, 26.6%, 28.6%  and 14.9% of total cash inflows for the years ended December 31, 2004, 2005, 2006, and from inception through December 31, 2006 (See the table below).

PHAGE BIOTECHNOLOGY CORPORATION
(A Development Stage Corporation)

ANALYSIS OF CASH INFLOWS
For the Years Ended December 31, 2004, 2005 and 2006 and for the Period
From December 11, 1998 (Inception) to December 31, 2006

	2004	2005	2005	For the period December 11, 1998 (Inception) to December 31, 2006

Revenue from related party	$243,656	$605,520	$1,985,578	$4,007,661
Net cash provided by financing activities (1)	8,544,535	1,667,551	3,277,608	21,170,662
Increase in N/P from related party – Dan & BS Biology	-	-	1,682,250	1,682,250
Total cash inflows	$8,788,191	$2,273,071	$6,945,436	$26,860,573

Revenue as % of total	2.8%	26.6%	28.6%	14.9%

Notes
1) Obtained from statement of cash flows.

As a result, CVBT’s involvement is with Phage as a whole.

We then determined whether the variable interests in Phage held by CVBT and CVBT related parties convey the majority of the expected losses, expected returns, or both.  Based on the review of the Phage balance sheet as of December 31, 2006, 2005 and 2004, we noted as a whole, the equity investors in Phage have no basis due to a Stockholders’ Deficit.  In addition, we noted significant notes payable totaling $16.9 million for each of the balance sheet dates noted above, compared to total assets of $1.6 million, $3 million and $8.9 million for December 31, 2006, 2005 and 2004, respectively.  Consistent with FIN 46R, the note holders hold a majority of the exposure to expected losses for the years ended December 31, 2006, 2005 and 2004.

In addition, as of April 10, 2007, Phage’s CEO Daniel Montano has loaned Phage nearly $1.6 million, Phage’s co-founder Sergiy Buryak has loaned Phage nearly $1.0 million and Phage has Mr. Montano’s and Mr. Buryak’s commitments for more funds if and when required.

CVBT Fin 46 Analysis of Weighting for Determination of Primary Beneficiary with respect to Phage

	CVBT	Dan Montano	Mike Fiaa	Jack Jacobs	Sergey Buryak		Convertible Note Holders

Lease Guarantee	1,600,000

Loan to Phage		1,600,000			1,000,000		16,900,000

Mfg Startup costs to replace Phage	1,000,000

Totals	2,600,000	1,600,000	-	-	1,000,000	#	16,900,000

Montano ascribed to CVBT	1,600,000	(1,600,000)

Totals after attribution	4,200,000	-	-	-	1,000,000	#	16,900,000

Primary Beneficiary							16,900,000

As of March 31, 2007 Phage is in the process of raising $5.0 to $20 million through the private placement of preferred stock.

From the perspective of the qualitative analysis, CVBT is not the primary beneficiary of Phage.  Phage has its own business exclusive of CVBT in its drug development portfolio.  CVBT is but a small part of Phage’s business activity as a whole. We have the capability through our agreement with Phage to use other contractors or ourselves to both manufacture and “pack and fill” and we own the patent rights to do so.  We have recently engaged another firm to do “pack and fill” for one of our indications as it was in the best interests of that particular indication.  We are able and willing to use other contractors instead of Phage if and when that decision would be in the best interest of Phage.

From a quantitative perspective, and even with the guarantee at its full value, looking at the dollar amounts of who has the most at risk to absorb Phage’s losses , it is clear that it is the convertible note holders and not CVBT.

Accordingly it is my conclusion based on the preceding analysis that CVBT is not the primary beneficiary and the convertible note holders are the primary beneficiary as defined under FIN 46R.  Accordingly, consolidation under FIN 46R is not appropriate.

ARB 51 Analysis

Once we determined that consolidation under FIN 46R does not apply, we applied ARB 51, as amended, and the related literature to determine whether Phage should be consolidated with CVBT.

The usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one company, directly or indirectly, of over fifty percent of the outstanding voting shares of another company is a condition pointing toward consolidation.  However, there are exceptions to this general rule. A majority-owned subsidiary shall not be consolidated if control does not rest with the majority owner.

In this case, we analyzed CVBT’s and CVBT related parties’ investments in Phage, as well as factors that would determine whether or not CVBT and CVBT related parties control Phage.  We note the following factors:

Phage is actively engaged in developing its own line of pharmaceutical drugs. Phage is to receive approval on April 11, 2007 to start human clinical trials for its Pegulated Interferon. Other early stage drug companies have completed licensing transactions for approximately $300-500 million at the same level of progress. Phage is in discussions with established drug companies for a similar partnering transaction.

Phage also has received completed its FDA authorized Phase I human trial for its HGH (human growth hormone) and is near ready to file its Phase II protocol with the FDA.

Phage’s manufacturing facility is expected to receive its California Certification in April 2007. Upon receiving the certification, Phage can engage in contract manufacturing of approved drugs including bulk manufacturing, formulation, and packing and filling. There is great demand for contract manufacturers. Additionally, there is a resale market for certified facilities.

Phage is actively engaged in discussions with potential business partners regarding co-development, marketing and sales in Europe and Japan. Similar transactions have been completed with initial payments of $40 to 50 million. Phage has hired a consultant who is actively seeking Asian business partnerships.

Common ownership / control - For the year ended December 31, 2006, CVBT officers and directors controlled 27.0% of Phage and CVBT controlled 4.3% of Phage, for a combined 31.3% ownership interest.

The following individuals are officers of both CVBT and Phage:  However, both companies have a “conflicts resolution committee” which is populated by only independent directors and is tasked with overseeing any conflicts of interest and their decision is a proxy for management’s decision authority in maters determined to be a conflict of interest (See Appendix A).

a.	Daniel C. Montano - Chairman of the Board and CEO.

b.	John W. (Jack) Jacobs - COO and Chief Scientific Officer.

c.	Mickael A. Flaa – CFO.

Phage is  CVBT’s  manufacturer and supplier of CVBT’s drugs. Phage is the only one we have used to date.  As discussed above we have identified other contract manufacturers should CVBT choose to use them and CVBT has used other suppliers for pack and fill services

Guarantees - CVBT has one remaining guarantee of a facility leased on behalf of Phage with an exposure of approximately $1.6 million at April 10, 2007.  Phage’s manufacturing facility is to receive its California Certification in April 2007. Upon receiving the certification, Phage can engage in contract manufacturing of approved drugs including bulk manufacturing, formulation, and packing and filling. There is demand for contract manufacturers. Phage is in discussions with several drug developers seeking a contract manufacturer.

Common ownership of assets - CVBT mutually owns with Phage all of Phage’s patents associated with the manufacture of Cardio Vascu-Grow.  See notes above, this is an attribute and not a detriment in this analysis.  It gives CVBT patent enhancement and it gives CVBT freedom to separate from Phage.

Because common control does not exist and CVBT and its shareholders do not fund Phage’s operations, we conclude that the other factors by themselves mean that CVBT and Phage are not controlled by the same person. Therefore, CVBT should not consolidate Phage.

Conclusion
Therefore, we conclude that under Fin 46R and ARB 51 the criteria for consolidation of Phage by CVBT are not met and consolidation is not appropriate.

Respectfully,

Mickael A. Flaa, VP & CFO
CardioVascular BioTherapeutics, Inc.

Appendix A

Appendix A

CardioVascular BioTherapeutics, Inc.
7251 W. Lake Mead Blvd., Ste. 300 702 248 1174 TEL 702 617 5651 FAX WWW.CVBT.COM

CVBT Conflicts of Interest/Related Party Transactions Procedures
CVBT has adopted a Code of Conduct that meets the requirements of the Sarbanes-Oxley Act of 2002. Accordingly, any and all related party transactions are to be brought to the attention of the Board of Directors. Our Corporate Governance Policy as overseen by our Corporate Governance Committee requires that related party transactions be reviewed and approved by the Conflicts Resolution Committee in advance of entering into the transaction. The Conflicts Resolution Committee consists of members of our Board of Directors who are independent of the related party matter being decided. The Conflicts Resolution Committee is chaired by The Chairman of our Audit Committee. This Committee decides the outcome of matters brought to its attention without the input or influence of executive officers or Board Members who are not independent of the related party matter being decided. The Committee Chair then reports the conclusion of the Committee to the full Board of Directors along with an affirmative statement as to whether any input or influence was offered or attempted by executive officers or Board Members who are not independent of the related party matter being decided. The decisions of the Conflicts Resolution Committee do not require ratification or approval by the full Board of Directors.

Additionally and as part of its Internal Audit Plan, the Audit Committee has engaged a National CPA firm to function as our outsourced Internal Audit Function. The adopted Audit Plan includes auditing 100% of related party transactions every year. Our Audit Committee Chair and the Members of the Committee have strong legal, business and financial backgrounds and experience making this a very effective Audit Committee. I refer you to their resumes’ included in the attached Proxy Statement.

In summary, our Code of Conduct prohibits Conflicts of Interest as a matter of Company Policy, except under “Guidelines” approved by the Board of Directors. Those guidelines, as described above, include “Disclosure” to the Board of Directors, “Recusal” of the conflicted persons from any decision making regarding the transaction, “Oversight” by the Audit Committee and “Third-Party Independent Review” annually by the Internal Auditors. Our adopted, implemented and functioning policies and processes for Conflicts of Interest meet the requirements of the Sarbanes-Oxley Act of 2002 and the requirements of the major United States exchanges.

Dated December 14, 2005

 Created by 10KWizard     www.10KWizard.comSource: CardioVascular BioTh, 8-K/A, December 12, 2008